Exhibit 10.11

ALPHA TEKNOVA, INC.

January 14, 2019

Irene Davis

2290 Bert Dr.

Hollister, CA 95023

Dear Irene:

Alpha Teknova, Inc., a Delaware corporation (the “Company”), is pleased to confirm the new terms of your employment with the Company as described below, subject to and effective as of the closing of the Series A Preferred Stock investment and common stock repurchase (collectively, the “Transactions”). In the event the Transactions are not otherwise consummated, the offer extended in this letter and this letter agreement shall be null and void.

1.    Position. You will start in a full-time position as Chief Operating Officer and you will report to the Company’s Chief Executive Officer and the Company’s Board of Directors (the “Board”). By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.    Base Salary. You will be paid a starting salary at the rate of $225,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

3.    Target Bonus. In addition, commencing with the 2019 calendar year, you will be eligible to earn an annual target bonus equal to up to 33% of your annual base salary each calendar year during your employment with the Company based upon the achievement of certain performance goals to be mutually agreed upon between you and the Board (the “Target Bonus”). The Company will determine whether you have earned such Target Bonus (including whether the Company’s and your established performance objectives have been met) in its sole and absolute discretion, which determination will be final and binding. The payment of any bonus shall be subject to your continued employment through the date of payment by the Company.

4.    Employee Benefits/Vacation. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. In addition, you shall be eligible to take a number of days of vacation, holidays and other days off in accordance with your past practice with the Company. Notwithstanding the foregoing, the Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate; provided, however, that in no event shall such the benefits provided to you under such employee benefit plans and programs be reduced from those historically offered to you by the Company or as described on Exhibit A.

5.    Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses and certain other expenses set forth on Exhibit A, in each case, incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. In addition, all lease and insurance expenses for your Tesla Model S (and any new car following the expiration or termination of the vehicle lease for such car, which shall be at least the same type and quality as the Tesla Model S) shall be paid by the Company or reimbursed by the Company to you.

6.    Severance. If you experience an involuntary separation from service (as defined in Treasury Regulation 1.409A-1(n)) by the Company (or a successor, if appropriate) without Cause (as defined below) or as a result of your resignation for Good Reason (as defined below) (such termination or resignation, an “Involuntary Termination”), and provided you comply with the Conditions (as defined below), then you shall be entitled to receive the following payments and benefits:

(a)    Compensation Severance. The Company shall pay you severance pay equal to $100,000 payable over a period of six (6) months following the date of such termination, subject to all applicable withholdings. The severance will be paid in accordance with the Company’s standard payroll procedures on the Company’s regularly scheduled payroll dates, commencing with the first regularly scheduled payroll date that occurs on or after the Deadline Date (as defined below), with the first payment being equal to the total payments that would have been paid had payments commenced on the first payroll date on or after the date of such Involuntary Termination.

(b)    COBRA Severance. If you timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Involuntary Termination, then the Company will reimburse you for 100% of your monthly premiums due for such COBRA coverage from the first date on which you lose health coverage as an employee of the Company until the earliest of (i) the date that is six (6) months following your termination date, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you are eligible to receive substantially equivalent group health insurance coverage in connection with new employment.

For purposes of this letter agreement, “Cause” will mean: (i) any material breach by you of any material written agreement between you and the Company and your failure to cure such breach within 30 days after receiving written notice thereof; (ii) your failure to comply with the Company’s material written policies or rules as they may be in effect from time to time that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (iii) neglect or persistent unsatisfactory performance of your duties and your failure to cure such condition within 30 days after receiving written notice thereof; (iv) your repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer and your failure to cure such condition within 30 days after receiving written notice thereof; (v) your conviction of, or plea of guilty or nolo contendere to, any crime involving moral turpitude that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) your commission of or participation in an act of fraud against the Company; (vii) your intentional material damage to the Company’s business, property or reputation; or (viii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of your death or disability.

For purposes of this letter agreement, “Conditions” will mean (i) you have returned all Company property in your possession within ten (10) business days following the date of your Involuntary Termination, and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the Company’s standard form provided by the Company and such release has become effective no later than the 30th day after the date of your Involuntary Termination (the “Deadline Date”).

For purposes of this letter agreement, “Good Reason” means your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) your then-current base salary is reduced by more than 10% or the benefits and business expenses to which you are entitled under this letter agreement are materially reduced (other than as part of an across-the-board salary and benefits reduction applicable to all similarly situated employees); (ii) a material reduction of your duties, authority, responsibilities or reporting relationship, relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or its successor) conditions your continued service on you being transferred to a site of employment that would increase your one-way commute by more than 50 miles from your then-principal residence. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 90 days of the initial existence of or (if not apparent) within 90 days of your discovery of the existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the severance described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 60 days following the expiration of the Company’s 30-day cure period.

For purposes of Internal Revenue Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this letter agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made under this letter agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.

7.    Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A.

8.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company (subject to the limitations set forth in Section 5.4(a) of the Company’s Investors’ Rights Agreement) may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.    Outside Activities. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.    Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

11.    Miscellaneous.

(a)    Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)    Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, including (without limitation) any employment agreement or offer letter entered into by and between you and the Company (or any predecessor to the Company).

(c)    Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.    Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(d)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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If you wish to accept this offer, please sign and date this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, may be contingent upon a clearance of such a background investigation and/or reference check, if any.

Very truly yours,

ALPHA TEKNOVA, INC.

/s/ Thomas Davis
Name:	Thomas E. Davis
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

IRENE DAVIS

/s/ Irene Davis
(Signature)

January 14, 2019
Date

Enclosure:
Exhibit A: Authorized Expenses
Attachment A: Confidential Information and Invention Assignment Agreement

EXHIBIT A

BENEFITS AND EXPENSES

The Company shall pay 100% of your costs for medical and dental benefits and an annual Health Savings Account (“HSA”) contribution if you chose an HSA medical plan.

Days during which you conduct Company business away from the Company’s facilities shall not be considered vacation, holiday or days off.

Business expenses include all expenses related to attending conferences and customer meetings, including expenses relating to:

•	Air fare

•	Car rental

•	Hotel

•	Meals

•	Mileage

•	Parking, tolls, taxi

•	Other miscellaneous expenses

Non-travel business expenses include:

•	Auto expenses

•	Cell phone expenses

•	Life insurance premiums

•	Meals and entertainment